Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 30, 2010 related to the consolidated financial statements and the related financial statement schedule of iSoftStone Holdings Limited as of December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, appearing in the Prospectus dated December 13, 2010, which is part of Registration Statement No. 333-170785 of iSoftStone Holdings Limited on Form F-1.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

January 12, 2011